Exhibit 21.1

LIST OF SUBSIDIARIES OF QUADRA REALTY TRUST, INC.

Name	Jurisdiction of Incorporation or Formation
Quadra TRS, Inc.	Maryland
Quadra QRS, LLC	Maryland